"PRELIMINARY PROXY MATERIALS"

MINING SERVICES INTERNATIONAL CORPORATION
Consolidated Financial Statements
December 31, 1999 and 1998

                                                    INDEPENDENT AUDITORS' REPORT








To the Board of Directors and Stockholders of Mining Services International Corporation


We have audited the consolidated balance sheet of Mining Services International Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1999, 1998, and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mining Services International Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997 in conformity with generally accepted accounting principles.








Salt Lake City, Utah
March 3, 2000



                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                                                Consolidated Balance Sheet
                                                                      (In thousands, except share amounts)

                                                                                              December 31,
----------------------------------------------------------------------------------------------------------


              Assets                                                            1999              1998
              ------                                                   -----------------------------------

Current assets:
     Cash                                                              $             975  $            314
     Receivables, net                                                              6,605             6,050
     Inventories                                                                   1,807             1,721
     Prepaid expenses                                                                112               126
     Current portion of related party notes receivable                               250               435
                                                                       -----------------  ----------------

                  Total current assets                                             9,749             8,646

Investment in and advances to joint ventures                                      12,736            13,371
Property, plant and equipment, net                                                 9,165             6,248
Goodwill, net                                                                      2,018             2,243
Related party notes receivable                                                       633             1,190
Other assets                                                                         160               221
                                                                       -----------------  ----------------

                                                                       $          34,461  $         31,919
                                                                       -----------------  ----------------

----------------------------------------------------------------------------------------------------------


              Liabilities and Stockholders' Equity
              ------------------------------------

Current liabilities:
     Accounts payable and accrued expenses                             $           2,257  $          2,943
     Current portion of long-term debt                                               473             1,154
                                                                       -----------------  ----------------

                  Total current liabilities                                        2,730             4,097

Long-term debt                                                                     4,475             1,213
Deferred income taxes                                                              2,408             2,532
                                                                       -----------------  ----------------

                  Total liabilities                                                9,613             7,842
                                                                       -----------------  ----------------

Minority interest                                                                    497                 -
                                                                       -----------------  ----------------

Commitments and contingencies                                                          -                 -

Stockholders' equity:
     Common stock, $.001 par value, 500,000,000 shares
       authorized; 7,314,260 and 7,339,760 shares issued
       and outstanding, respectively                                                   7                 7
     Capital in excess of par value                                                5,312             5,443
     Cumulative foreign currency translation adjustments                            (381)             (242)
     Retained earnings                                                            19,413            18,869
                                                                       -----------------  ----------------

              Total stockholders' equity                                          24,351            24,077
                                                                       -----------------  ----------------

                                                                       $          34,461  $         31,919
                                                                       =================  ================


----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                                          F-11



                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                                          Consolidated Statement of Income
                                                                      (In thousands, except share amounts)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------




                                                            1999             1998              1997
                                                     -----------------------------------------------------

Revenue:
     Net sales                                       $           26,752  $        23,414  $         19,086
     Royalties                                                    1,154            1,345             1,581
     Equity in earnings of joint ventures                         2,511            4,989             6,179
     Other income                                                   191              117               123
                                                     ------------------  ---------------  ----------------

                                                                 30,608           29,865            26,969
                                                     ------------------  ---------------  ----------------

Costs and expenses:
     Costs of sales                                              25,497           22,128            18,817
     General and administrative                                   2,893            1,331             1,264
     Research and development                                       805              587               488
                                                     ------------------  ---------------  ----------------

                                                                 29,195           24,046            20,569
                                                     ------------------  ---------------  ----------------

Income from operations                                            1,413            5,819             6,400

Other income (expense):
Impairment of assets                                             (2,622)               -                 -
Other, net                                                         (190)             153               266
                                                     ------------------  ---------------  ----------------

              Income (loss) before provision for income
                taxes minority interest, and
                extraordinary item                               (1,399)           5,972             6,666
                                                     ------------------  ---------------  ----------------

Benefit (provision) for income taxes:
     Current                                                        426           (1,790)             (883)
     Deferred                                                       124             (310)             (775)
                                                     ------------------  ---------------  ----------------

                                                                    550           (2,100)           (1,658)
                                                     ------------------  ---------------  ----------------

              Income (loss) before minority interest
                and extraordinary item                             (849)           3,872             5,008

Minority interest in income                                         (25)               -                 -
                                                     ------------------  ---------------  ----------------

              Income before extraordinary item                     (874)           3,872             5,008

Extraordinary item - extinguishment of deferred
  obligation (net of $823 of taxes)                               1,599                -                 -
                                                     ------------------  ---------------  ----------------

                  Net income                         $              725  $         3,872  $          5,008
                                                     ==================  ===============  ================

Earnings per common share-basic                      $             .10   $           .53  $            .68
                                                     ==================  ===============  ================

Earnings per common share-diluted                    $             .10   $           .52  $            .66
                                                     ==================  ===============  ================


----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                                          F-12



                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                            Consolidated Statement of Stockholders' Equity
                                                                      (In thousands, except share amounts)

                                                              Years Ended December 31, 1999, 1998 and 1997
----------------------------------------------------------------------------------------------------------



                                                                       Cumulative
                                              Capital in     Notes      Foreign
                            Common Stock        Excess     Receivable   Currency
                           -------------         of Par    from Stock Translation   Retained
                        Shares      Amount       Value       Sales    Adjustments   Earnings     Total
                      ------------------------------------------------------------------------------------


Balance at
January 1, 1997         7,258,944  $        7  $     6,230  $     (789)          -  $   10,321  $  15,769

Net income                      -           -            -           -           -       5,008      5,008

Shares issued under
stock option plan         188,841           -          277           -           -           -        277

Shares retired for:
  Exercise of stock
    options               (16,680)          -         (163)          -           -           -       (163)
  Payment of principal
    and interest on notes
    receivable            (69,959)          -         (837)        789           -           -        (48)
  Payment of advances      (7,802)          -          (91)          -           -           -        (91)

Cash dividends paid             -           -            -           -           -        (147)      (147)
                      ------------------------------------------------------------------------------------

Balance at
December 31, 1997       7,353,344           7        5,416           -           -      15,182     20,605

Comprehensive net
 income calculation:

  Net income                    -           -            -           -           -       3,872      3,872

  Other comprehensive
    income-foreign
    currency translation
    adjustment, net             -           -            -           -        (242)          -       (242)
                                                                                                ----------
Comprehensive income                                                                                 3,630
                                                                                                ----------

Shares issued for:
  Exercise of
    stock options          33,407           -          119           -           -           -        119
  Acquisition of
    subsidiary             28,009           -          302           -           -           -        302

Acquisition and
  retirement of common
  stock                   (75,000)          -         (394)          -           -           -       (394)

Cash dividends paid             -           -            -           -           -        (185)       (185)
                      ------------------------------------------------------------------------------------

Balance at
December 31, 1998       7,339,760           7        5,443           -        (242)     18,869     24,077


----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                                          F-13

                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                            Consolidated Statement of Stockholders' Equity
                                                                      (In thousands, except share amounts)

                                                              Years Ended December 31, 1999, 1998 and 1997
----------------------------------------------------------------------------------------------------------



                                                                       Cumulative
                                              Capital in     Notes      Foreign
                            Common Stock        Excess     Receivable   Currency
                           -------------         of Par    from Stock Translation   Retained
                        Shares      Amount       Value       Sales    Adjustments   Earnings     Total
                      ------------------------------------------------------------------------------------


Balance at
December 31, 1998       7,339,760           7        5,443           -        (242)     18,869     24,077

Comprehensive net
 income calculation:
  Net income                    -           -            -           -           -         725        725

  Other comprehensive
    income-foreign
    currency translation
    adjustment, net             -           -            -           -        (139)          -       (139)
                                                                                                ---------
Comprehensive income                                                                                  586
                                                                                                ---------

Acquisition and
retirement of common
stock                     (25,500)          -         (131)          -           -           -       (131)

Cash dividends paid             -           -            -           -           -        (181)      (181)
                      -----------------------------------------------------------------------------------

Balance at
December 31, 1999       7,314,260  $        7  $     5,312  $        -       $(381) $   19,413  $  24,351
                      ===================================================================================

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                                          F-14



                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                                      Consolidated Statement of Cash Flows
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------



                                                                 1999           1998            1997
                                                            ----------------------------------------------

Cash flows from operating activities:
     Net income                                                $        725  $       3,872  $       5,008
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                                1,318            797            650
         Provision and reserves for losses on assets                     66            147              2
         Gain on disposal of equipment                                  (11)           (14)           (33)
         Stock compensation expense                                       -             37             22
         Interest income on common stock notes receivable                 -              -            (48)
         Distributed (undistributed) earnings of joint ventures       1,490            (11)        (1,136)
         Impairment of assets                                         2,622              -              -
         Extraordinary item - extinguishment of deferred
           obligation                                                (2,422)             -              -
         Deferred income taxes                                         (124)           305            775
         (Increase) decrease in:
              Receivables                                              (692)        (1,735)        (1,645)
              Inventories                                               (86)           320            294
              Prepaid expenses                                            8            185             (3)
              Other assets                                               61            157           (291)
         Increase (decrease) in:
              Accounts payable and accrued  expenses                   (686)          (174)           (42)
              Minority interest                                          25              -              -
                                                               ------------------------------------------
                      Net cash provided by
                      operating activities                            2,294          3,886          3,553
                                                               ------------------------------------------

Cash flows from investing activities:
     Proceeds from the sale of plant and equipment                       62             74             85
     Increase in notes receivable                                       (58)          (475)          (400)
     Payments on note receivable                                        100            250            250
     Purchase of plant and equipment                                 (3,971)        (1,189)        (2,214)
     Investment in joint ventures                                      (507)        (1,196)           (77)
     Net cash paid in acquisition                                         -         (2,399)             -
     Capital contribution from minority interest                        472              -              -
                                                               ------------------------------------------
                      Net cash used in
                      investing activities                           (3,902)        (4,935)        (2,356)
                                                               ------------------------------------------

Cash flows from financing activities:
     Proceeds from long-term debt                                     3,890            700              -
     Payments on long-term debt                                      (1,309)             -           (714)
     Retirement of common stock                                        (131)          (394)             -
     Cash dividend paid                                                (181)          (185)          (147)
     Issuance of common stock                                             -             82             92
                                                               ------------------------------------------
                      Net cash provided by (used in)
                      financing activities                            2,269            203           (769)
                                                               ------------------------------------------

Net increase (decrease) in cash                                         661           (846)           428

Cash, beginning of year                                                 314          1,160            732
                                                               ------------------------------------------

Cash, end of year                                              $        975  $         314  $       1,160
                                                               ==========================================

---------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                                         F-15

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)

                                               December 31, 1999, 1998, and 1997
--------------------------------------------------------------------------------


1.  Organization           Organization
    and                    Mining  Services   International   Corporation   (the
    Significant            Company)  and  its  wholly  owned  subsidiaries,  MSI
    Accounting             Chemicals  Ltd.  (MSIC),  Central Asia  Chemicals LTD
    Policies               (CAC), O'Brien Design Associates, Inc.(ODA) which the
                           Company  acquired  effective  October 30, 1998, Green
                           Mountain  Explosives,  Inc.  (GME)  which the Company
                           acquired  effective  December  9, 1998,  MSI  Russia,
                           L.L.C.  (MSIR) which the Company organized  effective
                           October  16,  1998,  and  MSI  International  Holding
                           Company, Ltd. (MSI IHC), are primarily engaged in the
                           development,  manufacture and sale of bulk explosives
                           and related support and services. In addition, Nevada
                           Chemicals,  Inc., also a wholly-owned subsidiary, has
                           a fifty percent interest in Cyanco Company  (Cyanco),
                           a  non-corporate  joint venture,  which is engaged in
                           the  manufacture  and sale of liquid sodium  cyanide.
                           The  Company  also  owns  51% of  Tennessee  Blasting
                           Services,   L.L.C   (TBS),   which  was   established
                           September 1, 1999. TBS provides drilling, blasting and explosives resale services and its accounts are included in the Company's consolidated financial statements, including accounts which represent the minority interest. The financial statements reflect the investment in joint ventures of which the Company owns a 50% or less interest under the equity method of accounting. Summarized financial information for these joint ventures is included in note 15.

                           The acquisitions of ODA and GME were accounted for as purchase transactions.


--------------------------------------------------------------------------------
                                                                            F-16

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



1.   Organization          Organization - Continued
     and                   The  Company  has  an   agreement   with   Production
     Significant           Association  "Ammofos"  of Almalyk,  the  Republic of
     Accounting            Uzbekistan   (PAA),   a  government   owned  chemical
     Policies              producer.  The Agreement creates a joint venture with
     Continued             the  Company and PAA which  operates  under a limited
                           liability enterprise organized under Uzbekistan laws.
                           The enterprise is called Turon-MSI Ltd., in which MSI
                           holds a 51% interest  through MSI IHC and PAA holds a
                           49%  interest.  MSI has committed to supply plant and
                           equipment  along with its  technological  know-how in
                           return for its interest in the joint  venture and PAA
                           has  committed to provide the  infrastructure  of the
                           plant.  Although  the Company  owns a 51% interest in
                           the share capital, the joint venture is accounted for
                           under  the  equity   method  due  to  the  facts  and
                           circumstances of control related to mutual consent affecting the joint venture in Uzbekistan. Effective
                           December 28, 1999, MSI transferred its ownership of Turon - MSI Ltd. to MSI IHC. Due to difficulty in obtaining conversion of profits to hard currency, the Company determined in the fourth quarter of 1999 to write-off its investment in Turon - MSI. The Company will now recognize income or loss only as cash is either received or disbursed.

                           MSIR owns a 50% interest in Eastern Mining Services Ltd. (EMS), a Russian company registered in Moscow, to manufacture and deliver bulk explosives in the Kovdor mining district in Russia.

                           The Company owns a 50% interest in a joint venture in Grand Cayman called Cayman Mining Services Limited
                           (CMS). CMS owns virtually all of Colombia Mining Supply and Services Limited (SSMC), a Colombia- based company, which has an agreement to manufacture and supply mining explosives in Colombia. CMS also owns 100% of Mining Capital Resources Ltd., which leases plant and equipment to EMS for its Russian operations.


--------------------------------------------------------------------------------
                                                                            F-17

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



1.   Organization          Organization - Continued
     and                   The Company also has a joint  venture to  manufacture
     Significant           and  supply  explosives  in West  Africa.  The  joint
     Accounting            venture  operates as a Ghanaian  company  called West
     Policies              Coast  Explosives  Limited (WCE). WCE is wholly owned
     Continued             by West Africa  Chemicals  Limited (WAC), a Mauritius
                           company owned 50% by the Company through MSI IHC. In the fourth quarter of 1999, the Company wrote-off its investment in WAC, including a note receivable, due to the unlikelihood of realizing profits in this market where explosives supply now exceeds demand.
                           Similar to its investment in Turon - MSI, Ltd., the Company will only recognize income or loss as cash is either received or disbursed. Effective December 28, 1999, the Company transferred its ownership in WAC to MSI IHC.


                           Principles of consolidation
                           The  consolidated  financial  statements  include the
                           accounts of the Company, and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.


                           Cash Equivalents
                           For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.


                           Inventories
                           Inventories  are  recorded  at the  lower  of cost or
                           market,   cost  being   determined   on  a  first-in,
                           first-out (FIFO) method.

                           Property, Plant and Equipment
                           Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization on capital leases and property, plant and equipment are determined using the straight-line method over the estimated useful lives of the assets or terms of the lease. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in net income.




--------------------------------------------------------------------------------
                                                                            F-18

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



1.   Organization          Goodwill
     and                   Goodwill   reflects   the  excess  of  the  costs  of
     Significant           purchasing GME over the fair value of the related net
     Accounting            assets  at the  date  of  acquisition,  and is  being
     Policies              amortized on the  straight-line  basis over 10 years.
     Continued             Amortization  of goodwill  began  January 1, 1999. At
                           December  31,  1999,  accumulated   amortization  and
                           amortization expense was $225,000. The Company did not have Goodwill during the years ended December 31, 1998 and 1997.


                           Other Assets
                           Certain items included in other assets are amortized over five years using the straight-line method. Amortization expense totaled $4, $4, and $4, in 1999, 1998, and 1997, respectively.


                           Translation of Foreign Currencies
                           The cumulative effect of currency translation adjustments are included in stockholders' equity. These items represent the effect of translating assets and liabilities of the Company's foreign operations.


                           Generally for joint ventures, unrealized gains and losses resulting from translating foreign companies' assets and liabilities into U.S. dollars are accumulated in an equity account on the joint venture's balance sheet, which is reported using the equity method, until such time as the company is sold or substantially or completely liquidated. Translation gains and losses relating to operations of companies where hyperinflation exists are included in equity in earnings from joint ventures.


                           Revenue Recognition
                           Revenue is recognized upon shipment of product or performance of services.


                           Income Taxes
                           Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to depreciation and undistributed earnings from foreign-based joint ventures, which qualify under certain tax deferral treatment.




--------------------------------------------------------------------------------
                                                                            F-19

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



1.   Organization          Earnings Per Common Share
     and                   The computation of earnings per common share is based
     Significant           on the weighted average number of shares  outstanding
     Accounting            during the year.
     Policies
     Continued             The computation of earnings per common share assuming
                           dilution is based on the weighted average number of shares outstanding during the year plus the weighted average common stock equivalents which would arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the year.


                           Concentration of Credit Risk
                           Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.


                           The Company's customer base consists primarily of mining companies. Although the Company is directly affected by the well-being of the mining industry, management does not believe significant credit risk exists at December 31, 1999.


                           The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.


                           Use of Estimates in the Preparation of Financial Statements
                           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.




--------------------------------------------------------------------------------
                                                                            F-20

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------




2.   Detail of                                                                       December 31,
     Certain                                                                 -----------------------------
     Balance                                                                      1999          1998
     Sheet                                                                   -----------------------------
     Accounts

                           Receivables:
                               Trade receivables                             $        2,254  $       2,710
                               Income tax refund receivable                               -            121
                               Related party receivables (see Note 10)                4,337          2,968
                               Other                                                    117            288
                               Less allowance for doubtful accounts                    (103)           (37)
                                                                             -----------------------------

                                                                             $        6,605  $       6,050
                                                                             =============================



                           Inventories:
                               Raw materials                                 $          737  $         707
                               Finished goods                                         1,070          1,014
                                                                             -----------------------------

                                                                             $        1,807  $       1,721
                                                                             =============================



                           Accounts payable and accrued expenses:
                               Trade payables                                $        1,422  $       1,805
                               Accrued expenses                                         835          1,138
                                                                             -----------------------------

                                                                             $        2,257  $       2,943
                                                                             =============================







--------------------------------------------------------------------------------
                                                                            F-21

                              MINING SERVICES INTERNATIONAL CORPORATION Notes to
                                Consolidated Financial Statements (In thousands,
                                                 except share amounts) Continued

--------------------------------------------------------------------------------




3.   Property,             Property,   plant  and  equipment   consists  of  the
     Plant and             following:
     Equipment

                                                                              December 31,
                                                                   -----------------------------------
                                                                          1999             1998
                                                                   -----------------------------------

                           Plant equipment and fixtures            $            9,501 $          6,459
                           Support equipment and fixtures                       5,586            5,142
                           Office equipment and fixtures                          537              521
                           Vehicles                                               642              634
                           Land                                                   107              107
                                                                   -----------------------------------

                                                                               16,373           12,863

                           Less accumulated depreciation
                             and amortization                                  (7,208)          (6,615)
                                                                   -----------------------------------

                                                                   $            9,165  $         6,248
                                                                   ===================================




4.   Related               Notes receivable are comprised of the following:
     Party
     Notes
     Receivable

                                                                              December 31,
                                                                   -----------------------------------
                                                                          1999             1998
                                                                   -----------------------------------

                           Unsecured note receivable from
                           CMS, in annual installments of
                           $250 and semi-annual interest
                           payments at the rate of 1.5%
                           above the six-month LIBOR               $              750  $           750

                           Notes receivable from officers of
                           the Company secured by stock, interest
                           payments due annually at 1% above
                           the three-month  LIBOR,  principal
                           due in full April 2003 and
                           June 2004                                              133              175



--------------------------------------------------------------------------------
                                                                            F-22

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



4.   Related               Unsecured note receivable from
     Party                 WAC, in annual installments of
     Notes                 $185 and semi-annual interest
     Receivable            payments at the rate of 2% above
     Continued             the six-month LIBOR                                      -              700
                                                                   -----------------------------------

                                                                                  883            1,625

                           Less current portion                                  (250)            (435)
                                                                   -----------------------------------

                                                                   $              633  $         1,190
                                                                   ===================================



5.   Long-Term             Long-term debt is comprised of the following:
     Debt



                                                                                       December 31,
                                                                                 -------------------------
                                                                                     1999         1998
                                                                                 -------------------------


                           Line of credit agreements which allows the
                           Company to borrow a maximum amount of
                           $4,540 at rates  ranging from the bank's
                           prime rate minus 1% to the bank's prime
                           rate plus 2%, due March 23, 2000 and
                           August 31, 2001                                       $       2,916  $        -

                           Unsecured  performance deposit payable
                           to a company, due in monthly installments
                           of $16, including imputed interest at 7%,
                           due on December 9, 2003                                         649         785


--------------------------------------------------------------------------------
                                                                            F-23

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------




5.   Long-Term             Notes payable to financial institutions,
     Debt                  due in monthly  installments  of $16,
     Continued             including interest ranging from 7.35%
                           to 9.75%, secured by property                                   563           -

                           Notes payable to individuals, due in
                           monthly installments of $13, including
                           interest at 12%, secured by property
                           and equipment, due December 9, 2003                             507         600

                           Construction loan payable in monthly
                           installments of $2, including interest at 8.75%,
                           secured by property, due April 10, 2004                         241         250

                           Unsecured non-compete agreement payable
                           to an individual, due in monthly
                           installments of $1, including imputed
                           interest at 7%, due December 9, 2003                             47          57

                           Mortgage note payable to an individual, due in
                           annual installments of $2, including interest
                           at 10%, due October 13, 2003                                     13          13

                           Loan payable to a  Company, due in monthly
                           installmentsof $2, including interest at 9.5%,
                           secured by property, due August 1, 2000                          12           -

                           Line-of-credit agreement which allows the
                           Company to borrow a maximum amount of $2,250
                           at an interest rate .75% below  the bank's
                           prime rate                                                        -         662
                                                                                 -------------------------

                                                                                         4,948       2,367

                           Less current portion                                           (473)     (1,154)
                                                                                 -------------------------

                                                                                 $       4,475  $    1,213
                                                                                 =========================

--------------------------------------------------------------------------------
                                                                            F-24

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------


5.   Long-Term             Future maturities of long-term debt are as follows:
     Debt
     Continued             Year Ending December 31:          Amount
                           ------------------------     -----------------

                                2000                    $             473
                                2001                                3,323
                                2002                                  487
                                2003                                  468
                                2004                                  197
                                                        -----------------

                                                        $          4,948
                                                        -----------------







6.   Operating             During the year ended  December 31, 1999, the Company
     Leases                leased  certain  vehicles,  property,  and  equipmeny
                           under various non-cancelable  operating leases. Lease
                           expense    relating   the   operating    leases   was
                           approximately $160 for the year ended December 31, 1999. Future minimum lease payments are as follows:

                           Year Ending December 31:            Amount
                           ------------------------      ------------------

                                2000                     $              146
                                2001                                     70
                                2002                                     24
                                2003                                      4
                                                         ------------------

                                                         $              244
                                                         ------------------

--------------------------------------------------------------------------------
                                                                            F-25

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------


7.   Income                The current  provision  for income  taxes  represents
     Taxes                 U.S.   federal   income  taxes,   taxes  withheld  on
                           royalties and other foreign income taxes.


                           The benefit (provision) for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to (loss) income before benefit (provision) for income taxes for the following reasons:


                                                                      Years Ended December 31,
                                                           -------------------------------------------
                                                                1999           1998          1997
                                                           -------------------------------------------

                           Federal income tax benefit
                           (provision) at statutory rate   $           476  $     (2,030)      $(2,266)
                           Stock options                                 -             -           525
                           Life insurance and meals                      6           (12)            2
                           Other                                        68           (58)           81
                                                           -------------------------------------------

                                                           $           550  $     (2,100)      $(1,658)
                                                           -------------------------------------------


                           Deferred tax assets (liabilities) are comprised of the following:


                                                                              December 31,
                                                                   -----------------------------------
                                                                          1999             1998
                                                                   -----------------------------------

                           Depreciation                            $           (2,912)  $       (2,547)
                           Deferred income                                       (216)            (327)
                           Write-off of worthless securities                      600                -
                           Foreign tax credit carryforward                        120              342
                                                                   -----------------------------------

                                                                   $           (2,408)  $       (2,532)
                                                                   -----------------------------------





--------------------------------------------------------------------------------
                                                                            F-26

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



8.   Impairment            During the year ended  December 31, 1999, the Company
     of Assets             evaluated the carrying  value of its  investments  in
                           and advances to joint ventures based upon projected future cash flows. Based on this evaluation the Company recorded an aggregate non-cash expense for the impairment as follows:



                           Investment in and advances to foreign
                             joint ventures                                          $           1,922
                           Related party notes receivable from foreign
                             joint ventures                                                        700
                                                                                     -----------------

                                                                                     $           2,622
                                                                                     -----------------


                           At December 31, 1999 and 1998, equity in earnings of joint ventures included approximately $140 and $43, respectively, of interest income relating to the impairment.


9.   Supplemental          During the year ended December 31, 1998, officers and
     Cash Flow             shareholders retired common stock with a market value
     Information           of $1,091 in order to  exercise  stock  options,  pay
                           notes receivable, related interest, and advances.

                           Actual amounts paid for interest and income taxes are as follows:

                                                   Years Ended December 31,
                                            ------------------------------------
                                               1999        1998          1997
                                            ------------------------------------

                           Interest         $     211  $      16      $     35
                                            ------------------------------------

                           Income taxes     $     801  $   1,965      $     766
                                            ------------------------------------




10.  Related Party         The Company performs certain functions for Cyanco for
     Transactions          which it  receives a fee,  the fee is offset  against
                           costs of sales. Fees totaled $287, $326, and $474, for the years ended December 31, 1999, 1998, and 1997, respectively.

                           At December 31, 1999 and 1998, the Company had receivables of $4,337, and $2,968 respectively, from joint ventures (see Notes 1 and 2).

--------------------------------------------------------------------------------
                                                                            F-27

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



10.  Related Party         As of  December  31,  1999 and 1998,  the Company had
     Transactions          notes  receivable  from joint  ventures of $750,  and
     Continued             $1,450 respectively (see Note 4).


                           As of December 31, 1999, the Company had notes receivable from officers of the Company for $133, (see Note 4).


                           At December 31, 1999 and 1998, the Company recognized
                           interest  income  of  $191  and  $117   respectively,
                           related to notes receivable from joint ventures.


                           During the year ended December 31, 1999 and 1998, the Company recognized revenues of approximately $206 and $686 respectively, from joint ventures, related to royalties, services provided, and the sale of manufacturing products.



11.  Major                 Sales to major  customers  which  exceeded 10% of net
     Customers             sales are as follows:
     and Foreign
     Operations
                                                    Years Ended December 31,
                                              ----------------------------------
                                                 1999         1998         1997
                                             -----------------------------------

                           Company A         $    4,638   $       -   $        -
                           Company B         $        -   $   4,844   $    4,474
                           Company C         $        -   $   3,855   $    4,271
                           Company D         $        -   $   2,781   $    1,937


                           Management believes that the loss of any one customer would not have a material adverse effect on the Company's consolidated operations.


--------------------------------------------------------------------------------
                                                                            F-28

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



11.  Major                 The  Company  has  operations  in the United  States,
     Customers             Canada,  other  foreign  locations,   and  equity  in
     and Foreign           earnings  of  joint  ventures.  The  following  is  a
     Operations            summary of operations by geographic region:
     Continued


                                                                      Years Ended December 31,
                                                               ---------------------------------------
                                                                   1999         1998         1997
                                                               ---------------------------------------

                           Revenue:
                             United States                     $      23,253  $    18,648  $    16,300
                             Canada                                    2,849        4,134        4,362
                             Other foreign locations                   1,995        2,094          128
                             Equity in earnings of JV                  2,511        4,989        6,179
                                                               ---------------------------------------

                           Total revenues                      $      30,608  $    29,865  $    26,969
                                                               =======================================



                                                                      Years Ended December 31,
                                                               ---------------------------------------
                                                                   1999         1998         1997
                                                               ---------------------------------------
                           Income from Operations:
                             United States                     $       1,119  $     1,580  $     1,009
                             Canada                                      381          660          359
                             Other foreign                              (326)         204          (21)
                             Equity in earnings of JV                  2,511        4,989        6,179
                             Corporate Expenses                       (2,272)      (1,614)      (1,126)
                                                               ---------------------------------------

                           Total income from operations        $       1,413  $     5,819  $     6,400
                                                               =======================================



                                                                              December 31,
                                                               ---------------------------------------
                                                                   1999         1998         1997
                                                               ---------------------------------------

                           Identifiable Assets:
                             United States                     $      17,456  $    13,864  $     9,878
                             Canada                                      876          733          702
                             Other foreign                             1,188        2,807        1,257
                             Investments/advances to
                             JV's                                     14,941       14,515       12,864
                                                               ---------------------------------------

                           Total identifiable assets           $      34,461  $    31,919  $    24,701
                                                               =======================================




--------------------------------------------------------------------------------
                                                                            F-29

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------




12.  Non-Qualified         Under the 1987  Non-Qualified  Stock Option Plan (the
     Stock Option          Option Plan), as amended in 1988,  1990,  1992, 1993,
     Plan                  1998 and 1999,  a maximum of  1,315,130  shares  were
                           made  available  for  granting of options to purchase
                           common  stock at prices  generally  not less than the
                           fair  market  value  of  common  stock at the date of
                           grant. Under the Option Plan, grants of non-qualified
                           options  may be made  to  selected  officers  and key
                           employees without regard to any performance measures.
                           The options  may be  immediately  exercisable  or may
                           vest  over  time  as   determined  by  the  Board  of
                           Directors. However, the maximum term of an option may
                           not exceed ten years.  Options may not be transferred
                           except by reason of death,  with certain  exceptions,
                           and   termination  of  employment   accelerates   the
                           expiration date of any outstanding options to 30 days from the date of termination.

                           Information regarding the Option Plan is summarized below:


                                                                         Number of    Option Price
                                                                          Options      Per Share
                                                                     ----------------------------

                           Outstanding at January 1, 1997                 537,592  $     .82-4.55
                                Granted                                    17,657      9.75-11.30
                                Exercised                                (188,841)       .82-3.80
                                Expired                                    (5,799)           3.80
                                                                     ----------------------------

                           Outstanding at December 31, 1997               360,609      2.96-11.30
                                Granted                                    46,950      2.96-11.30
                                Exercised                                 (33,266)      5.00-7.56
                                Expired                                   (14,546)      4.12-5.00
                                                                     ----------------------------

                           Outstanding at December 31, 1998               359,747  $   3.93-11.30
                                Granted                                     7,500     3.00 - 5.06
                                Exercised                                  (5,500)    4.72 - 5.06
                                Expired                                    (9,000)              -
                                                                     ----------------------------

                           Outstanding at December 31, 1999               352,747  $ 3.00 - 11.30
                                                                     ============================



--------------------------------------------------------------------------------
                                                                            F-30

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------




12.  Non-Qualified         Options  exercisable  and  available for future grant
     Stock Option          are as follows:
     Plan
     Continued

                                                                      December 31,
                                                           -------------------------------
                                                              1999       1998        1997
                                                           --------------------------------

                           Options exercisable               113,815     76,816     41,832
                           Options available for grant       469,960    230,261    276,051





13.  Stock-Based           The   Company   has   adopted   the   disclosure-only
     Compensation          provisions  of  Statement  of  Financial   Accounting
                           Standards (SFAS) No. 123,  Accounting for Stock-Based
                           Compensation. Accordingly, no compensation cost has been recognized in the financial statements. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date consistent with the provisions of SFAS No.
                           123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                    Years Ended December 31,
                                                                 ------------------------------
                                                                      1999      1998      1997
                                                                 ------------------------------

                           Net Income - as reported              $     725  $   3,872  $  5,008
                           Net Income - pro forma                $     622  $   3,961  $  4,919
                           Diluted earnings per share -
                             as reported                         $     .10  $     .52  $    .66
                           Diluted earnings per share
                             pro forma                           $     .08  $     .51  $    .65
                                                                 ------------------------------







--------------------------------------------------------------------------------
                                                                            F-31

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------


13.  Stock-Based           The fair value of each option  grant is  estimated at
     Compensation          the  date of grant  using  the  Black-Scholes  option
     Continued             pricing model with the following assumptions:



                                                                               December 31,
                                                              ----------------------------------------
                                                                  1999          1998         1997
                                                              ----------------------------------------

                           Expected dividend yield            $         .02 $         .02  $       .02
                           Expected stock price volatility              52%           33%          48%
                           Risk-free interest rate                       6%            5%        5.25%
                           Expected life of options             0 - 3 years       3 years      3 years
                                                              ----------------------------------------


                           The weighted average fair value of options granted during 1999, 1998, and 1997 are $.28, $1.20, and
                           $3.41, respectively.


                           The following table summarizes information about stock options outstanding at December 31, 1999:



                                                   Options Outstanding             Options Exercisable
                                         -----------------------------------------------------------------
                                                        Weighted
                                                         Average
                                            Number      Remaining    Weighted      Number      Weighted
                              Range of    Outstanding  Contractual    Average    Exercisable    Average
                              Exercise        at          Life       Exercise         at       Exercise
                               Prices      12/31/99      (Years)       Price      12/31/99       Price
                           -------------------------------------------------------------------------------

                           $   2.96 - 4.09     307,497    5.33              3.59       13,000  $     10.37
                           $   5.00 - 5.51      37,750    2.09              5.04       31,250         5.05
                           $  7.56 - 11.30       7,500     .51             10.36       69,565         3.08
                           -------------------------------------------------------------------------------

                           $  1.38 - 11.30     352,747    4.79              4.25      113,815  $      4.45
                           ===============================================================================


--------------------------------------------------------------------------------
                                                                            F-32

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------




14.  Earnings Per          Financial  accounting  standards require companies to
     Share                 present  basic  earnings  per share (EPS) and diluted
                           earnings    per   share    along   with    additional
                           informational disclosures. Information related to earnings per share is as follows:



                                                                                 Years Ended
                                                                                December 31,
                                                                   ---------------------------------------
                                                                       1999         1998         1997
                                                                   ---------------------------------------

                           Basic EPS:
                             Net income available to common
                               stockholders                        $         725  $     3,872  $     5,008
                                                                   ---------------------------------------

                             Weighted average common                   7,324,000    7,368,000    7,342,000
                           shares
                                                                   ---------------------------------------

                             Net income per share                  $         .10  $       .53  $      .68
                                                                   ---------------------------------------




                           Diluted EPS:
                             Net income available to common
                               stockholders                        $         725  $     3,872  $     5,008
                                                                   ---------------------------------------

                             Weighted average common                   7,375,000    7,492,000    7,614,000
                           shares
                                                                   ---------------------------------------

                             Net income per share                  $        .10  $        .52  $      .66
                                                                   ---------------------------------------





--------------------------------------------------------------------------------
                                                                            F-33

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------




15.  Significant           Summarized  financial   information  for  significant
     Unconsolidated        unconsolidated  affiliates  of  the  Company,  are as
     Affiliates            follows:



                                                                   December 31,
                                                         ---------------------------------
                                                            1999        1998        1997
                                                         ---------------------------------

                           Result for year:
                                Gross revenues           $  21,585  $  37,353  $   38,115
                                Gross profit             $   7,449  $  14,365  $   16,048
                                Net income               $   5,385  $   9,978  $   12,273

                           Year-end financial
                           position:
                                Current assets           $   5,545  $  10,415  $    8,567
                                Non-current assets       $  20,893  $  24,998  $   22,945
                                Current liabilities      $   3,024  $   4,256  $    4,106
                                Non-current liabilities  $   1,500  $   5,323  $    4,559




16.  Profit Sharing        The Company has a defined contribution profit sharing
     Plan                  plan,  which is qualified under Section 401(K) of the
                           Internal  Revenue Code. The plan provides  retirement
                           benefits  for  employees   meeting  minimum  age  and
                           service requirements.  Participants may contribute up
                           to 20  percent  of  their  gross  wages,  subject  to
                           certain   limitations.    The   plan   provides   for
                           discretionary matching contributions, as determined by the Board of Directors, to be made by the Company.
                           The discretionary amount contributed to the plan by the Company for the years ended December 31, 1999, 1998, and 1997 was $79, $48, and $37, respectively.








--------------------------------------------------------------------------------
                                                                            F-34

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

17.  Fair Value of         The Company's financial  instruments consist of cash,
     Financial             receivables, payables, and notes payable the carrying
     Instruments           amount   of   cash,    receivables,    and   payables
                           approximates  fair value  because  of the  short-term
                           nature of these  items.  The  carrying  amount of the
                           notes   payable   approximates   fair  value  as  the
                           individual   borrowings  bear  interest  at  floating
                           market interest rates.





18.  Commitments           The  Company is  subject to various  claims and legal
     and                   proceedings   arising  in  the  ordinary   course  of
     Contingencies         business  activities.  In  addition,  the Company and
                           certain directors of the Company have been named in complaints related to: alleged violations of laws and fiduciary duties related to the voting of shares, decisions regarding certain corporate transactions and the adoption of the Stock Rights Plan. The
                           Company believes that this litigation may have a material affect on the Company's governance issues and may be costly to litigate, but the Company does not believe the damage claims of this litigation or any other pending matters will materially impact the financial condition of the Company.






19.  Extraordinary         During  the  year   ended   December   1999,   Cyanco
     Item                  negotiated the  extinguishment  of a deferred royalty
                           obligation. Accordingly, the Company paid $58 in cash
                           to terminate the  indemnification of Cyanco under the
                           deferred  royalty   agreement.   The  result  was  an
                           extraordinary gain of $1,599 after providing for income taxes of $823.






--------------------------------------------------------------------------------
                                                                            F-35